Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

SEARS, ROEBUCK AND CO.
(Exact name of Registrant as specified in its charter)

New York (State of jurisdiction of incorporation of organization)	36-1750680 (I.R.S. employer identification no.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

SEARS, ROEBUCK AND CO.
NON-EMPLOYEE DIRECTOR STOCK PLAN

SEARS, ROEBUCK AND CO.
2002 NON-EMPLOYEE DIRECTOR STOCK PLAN
(Full title of the plan)

Anastasia D. Kelly
Senior Vice President and General Counsel
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and address of agent for service)

(847) 286-2500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(2)
Common Shares, par value $0.75 per share	550,000	(2)	(2)	$2,608.87

(1) The number of shares being registered represents (i) the underlying shares for the stock options, deferred shares and common share equivalents to be granted under the Sears, Roebuck and Co. Non-Employee Director Stock Plan, and (ii) the underlying shares for the stock options, deferred shares and common share equivalents to be granted under the Sears, Roebuck and Co. 2002 Non-Employee Director Stock Plan.

(2) Pursuant to Rule 457(h) and 457(c) and estimated solely for the purpose of determining the registration fee, the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated as follows: 489,688 shares at $53.11 per share, the average of the high and low reported sale prices on May 8, 2002 of the Company's Common Shares, as reported in a summary of composite transactions for securities listed on the New York Stock Exchange; and 1,810 shares at $50.44 per share, 2,128 shares at $40.16 per share, 24,964 shares at $39.32 per share, 28,620 shares at $37.73 per share, and 2,790 shares at $40.08 per share, the actual prices at which outstanding grants were made.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

  Sears Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

  Sears Quarterly Report on Form 10-Q for the quarter ended March 30, 2002;

  Sears Current Reports on Form 8-K dated January 10 and 17 and April 10 and 19, 2002;

  The description of Sears common shares contained in Item 5 on page 10 of Sears Annual Report on Form 10-K for the year ended December 29, 2001; and

  All documents subsequently filed by Sears pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act at any time prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 5.

Interests of Named Experts and Counsel.

The legality of the common shares is being passed upon for Sears by Anastasia D. Kelly, Senior Vice President and General Counsel of Sears. At May 1, 2002, Ms. Kelly owned 34,242 Sears common shares, including shares held in the Sears 401(k) savings plans, and held options granted under Sears employee stock plans relating to 265,603 Sears common shares.

Item 6.

Indemnification of Directors and Officers.

Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 29, 2001. Article 7 of the Restated Certificate of Incorporation of Sears, relating to limitation of personal liability of a director, is incorporated herein by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended December 29,2001.

Sections 721 to 726 of the New York Business Corporation Law authorize indemnification of directors and officers of Sears for certain liabilities and expenses. Section 726 of said Law authorizes the purchase of indemnification insurance (which Sears maintains). Section 402(b) of said Law authorizes the limitation, in certain circumstances, of personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity.

Item 8.	Exhibits. The Exhibits to this Registration Statement are listed in the Exhibit Index (below) to this Registration Statement, which Index is incorporated herein by reference.
Item 9.

Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, Illinois, on May 9, 2002.

SEARS, ROEBUCK AND CO.

By:	/s/ Paul J. Liska Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Signature	Title	Date
Alan J. Lacy*	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 9, 2002
Paul J. Liska*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 9, 2002
Thomas E. Bergmann*	Vice President and Controller (Principal Accounting Officer)	May 9, 2002
Hall Adams, Jr.*	Director	May 9, 2002
Brenda C. Barnes*	Director	May 9, 2002
Warren L. Batts*	Director	May 9, 2002
James R. Cantalupo*	Director	May 9, 2002
Donald J. Carty*	Director	May 9, 2002
W. James Farrell*	Director	May 9, 2002
Michael A. Miles*	Director	May 9, 2002
Hugh B. Price*	Director	May 9, 2002
Dorothy A. Terrell*	Director	May 9, 2002
Raul Yzaguirre*	Director	May 9, 2002

*By:	/s/ Paul J. Liska Paul J. Liska Individually and as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number
3(i)	Restated Certificate of Incorporation of Sears, Roebuck and Co. as amended to May 13, 1996 (Incorporated by reference to Exhibit 3(a) to Registration Statement No. 333-8141).
3(ii)	By-Laws of Sears, Roebuck and Co. as amended (Incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 30, 2000).
4(i)(a)	Text of the Sears, Roebuck and Co. Non-Employee Director Stock Plan (Incorporated by reference to Appendix B to the Registrant's proxy statement dated March 20, 1996)
4(i)(b)	Text of the Sears, Roebuck and Co. 2002 Non-Employee Director Stock Plan (Incorporated by reference to Appendix B to the Registrant's proxy statement dated March 27, 2002)
5*	Opinion of Anastasia D. Kelly, Senior Vice President and General Counsel.
15*	Awareness Letter of Deloitte & Touche LLP.
23(a)*	Consent of Deloitte & Touche LLP.
23(b)	Consent of Anastasia D. Kelly, Senior Vice President and General Counsel (included in Exhibit 5).
24*	Power of Attorney of officers and directors.

*Filed herewith